Exhibit 99.1

News Release	Energy Partners, Ltd.
201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana 70170
(504) 569-1875

EPL Announces Completion of Refinancing

$8.9 Million of Cash Previously Collateralizing Surety Bond Obligations is Returned

EPL Announces Inclusion in the Russell 2000 Index

New Orleans, Louisiana, June 29, 2010…Energy Partners, Ltd. (EPL or the Company) (NYSE:EPL) announced the completion of two previously announced events including its refinancing and the return of $8.9 million of cash previously collateralizing surety bond obligations. Additionally, it announced its inclusion in the Russell 2000 Index last Friday.

On June 28, 2010, the amendment of EPL’s $125 million Senior Secured Credit Facility (Credit Facility) with General Electric Capital Corporation became effective, and EPL redeemed its outstanding Senior Subordinated PIK Notes due 2014 (the Notes). Using funds available under the Credit Facility coupled with cash on hand, a redemption payment was made totaling $70.9 million of principal and accrued interest in connection with the redemption of the Notes. The Credit Facility was resized and provides for an initial $70 million borrowing base that supports a new $25 million term loan and a three-year revolving credit facility with $45 million of availability, which was undrawn following the redemption of the Notes. The Company expects to end the second quarter 2010 with cash in excess of debt.

EPL also reported that it has received $8.9 million of cash collateral previously held in escrow accounts supporting supplemental and other ordinary course surety bonding obligations as anticipated during the second quarter. As previously announced, the Company regained its supplemental waiver status with the federal agency formerly known as the Minerals Management Service, which, when coupled with EPL’s greatly improved financial position since its reorganization in 2009, led to the return of all collateral held by surety companies for surety bonding obligations.

Gary C. Hanna, EPL’s CEO stated, “As announced previously, this refinancing of our subordinated debt to reduce our cost of capital was a top priority in 2010 and we are pleased to report it has been completed on schedule in the second quarter. We expect to end the quarter with net cash and in excess of $70 million of liquidity, a solid balance sheet and substantial go-forward financial flexibility.”

The Company also announced today that its common shares are now included in the Russell 2000 Index, which was reconstituted by Russell Investments (www.russell.com) on June 25, 2010. Membership in the Russell 2000 Index, which will remain in place for one year, means automatic inclusion in the appropriate Russell Investments growth and value style indexes. Russell Investments determines membership for its equity indexes primarily by objective, market capitalization rankings and investment style attributes.

Description: Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, LA and Houston. The Company’s operations are concentrated in the shallow to moderate depth waters in the Gulf of Mexico focusing on the areas offshore Louisiana. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes, plans, projects, estimates or anticipates will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; planned and unplanned capital expenditures; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

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